Exhibit 99

                                                                                                                  Company Contact:
                                                                                                                 CHARLES E. TRIANO
                                                                                                                  Vice President-Investor Relations
                                                                                                                 Forest Laboratories, Inc.
                                                                                                                 909 Third Avenue
                                                                                                                 New York, NY 10022
                                                                                                                 (212) 224-6714
                                                                                                                 charles.triano@frx.com

FOREST LABORATORIES, INC. REPORTS Q3’08 DILUTED EARNINGS PER SHARE OF $0.96. RAISES FY2008 EPS GUIDANCE RANGE TO $3.35-$3.45 EXCLUDING $0.15 PER SHARE LICENSING CHARGE

NEW YORK, January 15, 2008 - Forest Laboratories, Inc. (NYSE: FRX), a U.S.-based pharmaceutical company, today announced that fully diluted earnings per share equaled $0.96 in the third quarter of fiscal 2008, an increase of 23% over last year’s third quarter’s fully diluted earnings per share of $0.78.

Revenues for the quarter increased 12% to $998,242,000 from $893,031,000 in the year-ago period.

Revenues were comprised of net sales of $918,146,000, an increase of 11% from $830,431,000 in the year-ago period, earnings contribution of $51,753,000 from the co-promotion of Benicar®* (olmesartan medoxomil) and Benicar HCT®, antihypertensive therapies, which increased 34% from $38,664,000 in the year-ago quarter, interest income of $25,862,000 which increased 15% from $22,577,000 in the year-ago period and other contract and miscellaneous income of $2,481,000.

Sales in the quarter included $603,454,000 of Lexapro® (escitalopram oxalate), an SSRI indicated for the initial and maintenance treatment of major depressive disorder and generalized anxiety disorder in adults. This represents growth of 11% from the year-ago period. Sales of Namenda®, an NMDA receptor antagonist for the treatment of moderate and severe Alzheimer’s disease, totaled $218,735,000 in the quarter, growth of 26% from reported sales of $173,881,000 in last year’s third quarter. Product wholesalers collectively held more inventory of both Lexapro and Namenda at the end of the December quarter which positively impacted sales of these products by approximately $23,000,000 for Lexapro and $5,000,000 for Namenda. Wholesaler inventory levels for both products are currently at approximately two weeks of sales.

Selling, general and administrative expenses increased 6% to $285,652,000. Research and development spending decreased 3% to $108,246,000 during the quarter. The year ago-period research and development spending included milestone payments of approximately $20,000,000 compared to milestone payments of approximately $5,000,000 in the just reported quarter.

Net income in the current quarter increased by 21% to $301,757,000 as compared to $250,301,000 reported in the third quarter of the prior year.

Fully diluted shares outstanding for the third quarter were 313,107,000, a reduction of 7,256,000 shares from last year due mainly to the Company’s share repurchase program. During the quarter the Company purchased 2,124,800 shares under its current 35 million share authorization and has an additional 15,810,200 shares available for repurchase under the program, which has no expiration date.

Nine-month results

Revenue for the nine months ended December 31, 2007 increased 11% to $2,845,476,000 from $2,556,344,000 in the prior year.

Net income for the nine months ended December 31, 2007 increased 15% to $795,163,000 from net income of $692,019,000 reported in the nine months of the prior year. Diluted reported earnings per share increased 17% to $2.51 in the current year’s first nine months as compared to diluted earnings per share of $2.14 for last year’s nine months.

Fiscal 2008 Guidance

Based on the stronger-than-projected performance of our promoted products, the Company has increased its expectations for fully diluted earnings per share for the fiscal year ending March 31, 2008 to $3.35-$3.45 from prior guidance of $3.10-$3.20 per share. The revised guidance excludes the impact of the one-time licensing payment, equal to $0.15 per share, made to Microbia in the fiscal second quarter for development and marketing rights to linaclotide.

Howard Solomon, Chairman and Chief Executive Officer of Forest, said: "We are pleased with both the performance of our currently marketed drugs as well as the achievements reported for our product pipeline during the just completed quarter. Namenda sales exceeded $200 million for the first time, while Lexapro also generated record sales and income from the Benicar® co-promotion remained strong. During the quarter we also commenced the launch of Azor™, a fixed dose combination of Benicar and amlodipine for the treatment of hypertension with our partner Daiichi Sankyo. Forest will complete its co-promotion period for Benicar at the end of the coming quarter and will continue to receive a portion of the product’s profit for an additional six years ending in April 2014. Forest will reallocate the portion of its salesforce that had been supporting Benicar to our two most recent product launches: Azor and Bystolic™, a beta blocker for the treatment of hypertension, which received Food and Drug Administration marketing approval on December 17, 2007.

Regarding our development pipeline, we submitted a new drug application for milnacipran for the treatment of fibromyalgia. In addition, we reported positive data from a 316 patient Phase III trial for Lexapro in the treatment of adolescent depression patients aged 12-18 and intend to file a supplemental new drug application to expand the product’s label. This clinical data is particularly important given that depression is a significant problem in this age group and also due to the current attention being given to the use of antidepressants as treatment for this population. We also reported supportive proof of concept data for RGH-188 for the treatment of schizophrenia. As our pipeline continues to expand, we expect to report clinical trial results for several late-stage products during the remainder of the calendar year and also expect that we will enter into development agreements for additional compounds. The Company will continue to allocate appropriate resources to advance and expand the development pipeline in order to ultimately more than replace sales and earnings from currently marketed products that will decline following expiration of their marketing exclusivity."

Forest will host a conference call at 10:00 AM EST today to discuss the results. The conference call will be webcast live beginning at 10:00 AM EST on the Company’s website at www.frx.com and also on the website www.streetevents.com. Please log on to either website at least fifteen minutes prior to the conference call as it may be necessary to download software to access the call. A replay of the conference call will be available until January 31, 2008 at both websites and also by dialing 1-800-642-1687 (US investors) or +1-706-645-9291 (international investors) passcode 30069630.

About Forest Laboratories and Its Products

Forest Laboratories (www.frx.com) is a US-based pharmaceutical company dedicated to identifying, developing and delivering products that make a positive difference in peoples' lives. Forest Laboratories' growing product line includes Lexapro® (escitalopram oxalate), an SSRI indicated for adults for the initial and maintenance treatment of major depressive disorder and generalized anxiety disorder; Namenda® (memantine HCl), an N-methyl D-aspartate (NMDA)-receptor antagonist indicated for the treatment of moderate to severe Alzheimer's disease; and Campral®* (acamprosate calcium), indicated in combination with psychosocial support for the maintenance of abstinence from alcohol in patients with alcohol dependence who are abstinent at treatment initiation. In addition to our growing product line, Forest also co-promotes the Daiichi Sankyo, Inc. products Benicar®* (olmesartan medoxomil), an angiotensin receptor blocker, Benicar HCT®* (olmesartan medoxomil-hydrochlorothiazide), an angiotensin receptor blocker and diuretic combination product, and AZOR™* (amlodipine and olmesartan medoxomil) a calcium channel blocker and angiotensin receptor blocker combination product, all indicated for the treatment of hypertension.

*Azor is a trademark of Daiichi Sankyo, Inc.; Benicar and Benicar HCT are registered trademarks of Daiichi Sankyo, Inc.; and Campral is a registered trademark of Merck Sante s.a.s., subsidiary of Merck KGaA, Darmstadt, Germany.

Except for the historical information contained herein, this release contains forward-looking statements within the meaning of the Private Securities Litigation Reform act of 1995. These statements involve a number of risks and uncertainties, including the difficulty of predicting FDA approvals, the acceptance and demand for new pharmaceutical products, the impact of competitive products and pricing, the timely development and launch of new products, and the risk factors listed from time to time in each of Forest Laboratories’ Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and any subsequent SEC filings.

Source: Forest Laboratories, Inc.

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FOREST LABORATORIES, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(Unaudited)

(In thousands, except per share amounts)	Three Months Ended December 31,		Nine Months Ended December 31,
	2007	2006	2007	2006
Revenues:
Net sales	$918,146	$830,431	$2,603,099	$2,367,875
Contract revenue	52,705	38,914	156,395	130,485
Interest income	25,862	22,577	77,532	56,330
Other income	1,529	1,109	8,450	1,654
Net revenues	998,242	893,031	2,845,476	2,556,344

Costs and expenses: Cost of goods sold	213,506	195,539	589,738	556,322
Selling, general and administrative	285,652	268,626	827,419	772,017
Research and development	108,246	112,029	415,892	344,863
	607,404	576,194	1,833,049	1,673,202

Income before income tax expense	390,838	316,837	1,012,427	883,142

Income tax expense	89,081	66,536	217,264	191,123

Net income	$301,757	$250,301	$ 795,163	$ 692,019
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Net income per share:

Basic	$0.97	$0.79	$2.52	$2.17
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Diluted	$0.96	$0.78	$2.51	$2.14
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Weighted average number of shares outstanding:

Basic	312,140	316,200	315,729	318,512
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Diluted	313,107	320,363	317,279	323,048
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